Exhibit 99(b)
                               AMENDMENT NO. 4

                                   TO THE

 IRIDIUM (Registered symbol inserted here) OPERATIONS AND MAINTENANCE CONTRACT


     	WHEREAS, Motorola, Inc. (hereinafter called "Contractor") and Iridium, Inc. (hereinafter called "Owner") have previously entered into that certain IRIDIUM (Registered symbol inserted here) SPACE SYSTEM CONTRACT (hereinafter called the "Space System Contract") effective December 15, 1992, and Amendments Nos. 1, 2, and 3 thereto, respectively dated March 15, 1993, May 21, 1993, and July 29, 1993; and,

    	WHEREAS, Contractor and Owner have also previously entered into that certain IRIDIUM (Registered symbol inserted here) COMMUNICATIONS SYSTEM OPERATION AND MAINTENANCE CONTRACT (hereinafter called the "O & M Contract") effective December 15, 1992 and Amendments Nos. 1, 2 and 3 thereto, respectively dated March 15, 1993, May 21, 1991 and July 29, 1993; and,

     	WHEREAS, pursuant to ARTICLE 15. PERMITS AND LICENSES and ARTICLE 8. EXCUSABLE DELAYS of the O & M Contract, Contractor, by its letter dated July 15, 1994, has notified Owner of the existence of an excusable delay (the "Excusable Delay") resulting from the failure of the U.S. Federal Communications Commission ("FCC") to issue a permit to Contractor or its wholly-owned subsidiary on or before July 1, 1994 to construct all of the spacecraft and System Control Segment facilities of the Space System; and,

     	WHEREAS, Contractor and Owner are not able at this time to precisely determine the full impact the Excusable Delay may have on the price and performance schedule under the Space System Contract or under the O & M Contract but have reached an agreement with respect to such Excusable Delay impact for a period of time; and,

     	WHEREAS, Owner and Contractor have agreed that: a) the inflation adjustment provisions in both the Space System Contract and the O & M Contract shall be deleted completely; and, b) the scheduled completion date of Milestone 47 shall be extended to December 23, 1998 all in consideration of:
1) Contractor's assumption of the cost impact of the Excusable Delay until December 1, 1994; 2) Contractor's assumption of the schedule impact of the Excusable Delay until January 1, 1995; 3) revision of the Payment provisions to explicitly provide that Milestone Payments will be made thirty days following the scheduled completion dates of the Milestones for Milestones completed early; 4) deletion of the Payment Guarantee provisions; 5) Contractor's agreement to accelerate the delivery of the preliminary and final versions of the Satellite Subscriber Unit Interface Specification by one year; and, 6) revising Article 15, Paragraph H of the O & M Contract to not require Owner to reimburse Contractor for its costs if it transfers the Space System construction and spectrum use license applications or licenses to Owner as provided in such paragraph.

     	NOW, THEREFORE, in consideration of the foregoing and pursuant to ARTICLE
7. CHANGES of the O & M Contract, Owner and Contractor agree to the following changes to the O & M Contract:

1.   	Paragraph A of Article 15 of the O & M Contract is amended by substituting following two sentences for the third sentence thereof:

     	"In the event such permit to construct all of the spacecraft and System Control Segment facilities is not issued by the FCC or other authorized Government entity acceptable to Owner (whether U.S. or foreign) to Contractor or its wholly-owned subsidiary on or before December 1, 1994, such situation shall be treated as an excusable delay under ARTICLE 8. EXCUSABLE DELAYS, and the price only of this Contract shall be adjusted accordingly for costs incurred by Contractor after December 1, 1994 as a result of failure to obtain
such permit.   In the event such permit to  construct all of the spacecraft and System Control Segment facilities is not issued by the FCC or other authorized Government entity acceptable to Owner (whether U.S. or foreign) to Contractor or its wholly-owned subsidiary on or before January 1, 1995, such situation shall be treated as an excusable delay under ARTICLE 8. EXCUSABLE DELAYS, and the price and schedule of this Contract shall be adjusted accordingly, for costs incurred by Contractor after December 1, 1994 and for schedule delays incurred after January 1, 1995 as a result of failure to obtain such permit."

2.   	Substitute the following paragraph for Paragraph H of Article 15 of the O
& M Contract:

     	"Contractor agrees that, upon request of Owner, if the written opinion of Contractor's legal counsel concludes that Owner is lawfully qualified to hold the approvals, permits and licenses to construct, launch and operate the Space System obtained by Contractor pursuant to Paragraph A above, Contractor will use its best reasonable efforts to promptly apply for and obtain appropriate authorization from the FCC to transfer such approvals, permits and licenses, including any pending applications therefore, to Owner at no cost to Owner except for those costs that may result from FCC implementation of an auction approach to issuing such permits, licenses, or approvals. Neither the application to transfer nor the issuance of any license to Owner pursuant thereto shall affect the rights and obligations of the parties hereto except the obligations of Contractor as provided by Paragraphs A, B, and C above, which shall also completely transfer to Owner upon transfer of such approvals, permits and licenses to Owner. In the event the FCC adopts an auction approach to issue any of the permits, licenses or approvals contemplated by this Article, Contractor and Owner agree to negotiate in good faith a mutually acceptable arrangement with respect to such auctions."

3.   	The following terms and conditions of the O&M Contract are deleted, and the effect of this deletion shall be to treat such deleted terms and conditions as having not been a part of the O&M Contract from its inception:

          	a.     	Paragraph E of ARTICLE 4. CONTRACTOR'S COMPENSATION

          	b.     	Paragraphs B and C of ARTICLE 5. PAYMENT


4.   	All terms and conditions of the O&M Contract, as amended prior to the date hereof, which are not amended or modified hereby shall remain unaffected and in full force and effect.

     	IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 4 to the O&M Contract, consisting of this and the preceding two pages, effective this 25th day of October, 1994.


MOTOROLA, INC.                                					IRIDIUM, INC.

By:                                           							By:

Title:                                        							Title: